Exhibit 99.1

NEWS RELEASE

For Immediate Release

CalAmp Appoints Kirsten Wolberg To CalAmp Board of Directors

IRVINE, Calif., August 26, 2020 — CalAmp (Nasdaq: CAMP), a global technology solutions pioneer transforming the mobile connected economy, today announced Kirsten Wolberg has been appointed to the CalAmp Board of Directors. Wolberg, who is currently the chief technology & operations officer at DocuSign, brings over two decades of experience in technology management, information systems and operations from Fortune 500 software industry leaders.

Wolberg previously worked at PayPal, where she held several roles, including vice president of technology and was the principal executive leading the PayPal separation program as part of the eBay/PayPal tax-free split. She also led Salesforce IT as chief information officer. Additionally, she held several technology, product and operations roles at companies such as Charles Schwab, InnoVentry and CSC Index.

“I am delighted to welcome Kirsten to CalAmp’s Board of Directors,” said Amal Johnson, Chair of the CalAmp Board. “Kirsten has been a leading force in business transformations across the software space, and we are looking forward to drawing upon her expertise and fresh perspective as we advance our strategy.”

"We are excited to welcome Kirsten to our Board of Directors,” said Jeff Gardner, president and CEO of CalAmp. “She brings an impressive and successful track record of leading change in technology and operations, both vital to our corporate transformation. We are confident Kirsten will provide valuable perspectives as we continue to execute on our strategy to drive growth and build long-term shareholder value for CalAmp.”

Wolberg values giving back to her community and sits on two philanthropic organizations; Year Up Bay Area and JVS San Francisco.

“I am honored to have the opportunity to join CalAmp’s Board of Directors, and be part of this journey,” said Wolberg. “I look forward to driving CalAmp’s continued growth and digital transformation for our partners and customers worldwide.”

About CalAmp

CalAmp is a global technology solutions pioneer transforming the mobile connected economy. We help reinvent business and improve lives around the globe with technology solutions that streamline complex mobile IoT deployments and bring intelligence to the edge. Our software and subscription-based services, scalable cloud platform and intelligent devices collect and assess business-critical data from mobile assets and their contents. We call this The New How, facilitating efficient decision making, optimizing mobile asset utilization and improving road safety. Headquartered in Irvine, California, CalAmp has been publicly traded since 1983 and has 20 million products installed and over 1.3 million software and services subscribers worldwide. LoJack®, Tracker™ and Here Comes The Bus® are CalAmp brands. For more information, visit calamp.com, or LinkedIn, Facebook, Twitter, YouTube or CalAmp Blog.

CalAmp, LoJack, TRACKER, Here Comes The Bus, Bus Guardian, iOn Vision and associated logos are among the trademarks of CalAmp and/or its affiliates in the United States, certain other countries and/or the EU. Any other trademarks or trade names mentioned are the property of their respective owners.

Media Inquiries	Investor Inquiries
John Conrad	Leanne K. Sievers
Merritt Group for CalAmp	Shelton Group
703.390.1538	949.224.3874
conrad@merrittgrp.com	sheltonir@sheltongroup.com